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Exhibit 2.2

        TERM LOAN AND SECURITY AGREEMENT
(US Facility)

dated as of January 15, 2002

between

PRECISION HYDRAULIC CYLINDERS, INC.,
as Borrower

and

CASCADE CORPORATION,
as Lender

i

ii

Schedules
Schedule 3.2	—	Powder Paint Booth Description
Schedule 7.3	—	Outstanding Indebtedness
Schedule 7.4	—	Existing Liens
Schedule 7.5	—	Existing Investments
Exhibits
Exhibit A	—	Term Note
Exhibit B	—	Form of Subsidiary Guaranty Agreement
Exhibit C	—	Form of Pledge Agreement
Exhibit D	—	Hedging Policy
Exhibit E	—	Form of Compliance Certificate

iii

TERM LOAN AND SECURITY AGREEMENT

        THIS TERM LOAN AND SECURITY AGREEMENT (this "Agreement") is made and entered into as of January 15, 2001, by and between PRECISION HYDRAULIC CYLINDERS, INC., a North Carolina corporation (the "Borrower") and CASCADE CORPORATION, an Oregon corporation (the "Lender").

W I T N E S S E T H:

        WHEREAS, pursuant to the Purchase Agreement, the Borrower has agreed to purchase certain assets of the Lender constituting its hydraulic cylinder division in Beulaville, North Carolina (the "PHC Acquisition");

        WHEREAS, in order to finance the PHC Acquisition and to provide working capital for the Borrower, the Borrower has requested that the Lender make a term loan in a principal amount equal to $5,500,000 to the Borrower;

        WHEREAS, subject to the terms and conditions of this Agreement, the Lender is willing to make the term loan to the Borrower;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower and the Lender agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

        Section 1.1    Definitions.    In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

        "Accounts" shall have the meaning assigned to such term in the Oregon UCC, as amended.

        "Acquisition" means the acquisition of (i) a controlling equity interest in another Person, whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (ii) assets of another Person that constitute all or substantially all of the assets of such Person or of all or any material portion of a line or lines of business conducted by such Person.

        "Acquisition Debt" means any Indebtedness or other liability to be recorded on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP incurred, assumed, acquired, or created in connection with an Acquisition or the acquisition of an equity interest in any other Person.

        "Adjusted Income" means, for each fiscal year, Consolidated Net Income of the Borrower for such fiscal year plus depreciation and amortization expense for such fiscal year less Capital Expenditures for such fiscal year.

        "Affiliate" shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

        "Assignment of Material Contracts" shall mean that certain Assignment of Material Contracts dated as of the date hereof by and between the Borrower and the Lender, as such agreement may be amended, supplemented or replaced from time to time.

        "Availability Period" shall mean the period from and including the Closing Date through the earlier of (i) January 30, 2003 or (ii) after receipt by the Lender of the Initial Mandatory Prepayment, during which time Supplemental Advances of the Term Loan shall be available to the Borrower in accordance with Section 2.1(b).

        "Books" means Borrower's now owned or hereafter acquired books and records (including all of its "records" (as that term is defined in the Oregon Uniform Electronic Transactions Act) indicating, summarizing, or evidencing its assets (including the Collateral) or liabilities or relating to its business operations or financial condition, and all of its Goods or General Intangibles related to such information).

        "Borrower" shall have the meaning in the introductory paragraph hereof.

        "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Portland, Oregon are authorized or required by law to close.

        "Capital Expenditures" shall mean for any period, without duplication, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Borrower and its Subsidiaries during such period.

        "Capital Lease Obligations" of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

        "Capital Stock" of any Person means the value attributable, in accordance with GAAP, to any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

        "Change of Control" means (a) a merger, consolidation, or other corporate reorganization of the Borrower; (b) a sale, transfer, or other disposition of cumulatively more than thirty percent (30%) of the outstanding stock or assets of the Borrower; (c) issuance of additional stock or securities diminishing the Borrower's current equity owners interests more than thirty percent (30%); or (d) a sale, transfer, or other disposition of cumulatively more than twenty percent (20%) of the Borrower's current equity owners' interests, excluding, in the case of institutional owners, transfers to an Affiliate of such owner.

        "Chattel Paper" shall have the meaning assigned to such term in the Oregon UCC, as amended.

        "Closing Date" shall mean the date on which the Term Note is funded by Lender.

        "Code" shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

        "Collateral" means all of Borrower's now owned or hereafter acquired right, title, and interest in and to each of the following:

          (a)  Accounts;

          (b)  Documents;

          (c)  Equipment;

          (d)  General Intangibles;

          (e)  Inventory;

          (f)    Investment Property, specifically including 2/3 of all outstanding shares of the UK Subsidiary;

          (g)  Instruments;

          (h)  Real Property;

          (i)    Deposit Accounts;

          (j)    Chattel Paper, including Electronic Chattel Paper;

          (k)  Letter of Credit Rights;

          (l)    Fixtures;

          (m)  Goods;

          (n)  the powder paint booth more particularly described on Schedule 3.2;

          (n)  money or other assets of Borrower that now or hereafter come into the possession, custody, or control of Lender, and

          (o)  the Proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, all Books related to the foregoing, and all Supporting Obligations with respect to the foregoing.

Notwithstanding the foregoing, after receipt by the Lender of the Initial Mandatory Prepayment and while any Revolving Debt is in place secured by the Inventory and Trade Accounts, "Collateral" shall not include any Inventory or Trade Accounts. However, if the Revolving Debt is discharged or no longer secured by the Inventory or Trade Accounts, such Inventory and Trade Accounts shall again be included as "Collateral."

        "Commitment" shall mean the Term Loan Commitment.

        "Consolidated EBITDA" shall mean, for the Borrower and its Subsidiaries for any preceding Four-Quarter Period determined on a consolidated basis in accordance with GAAP, an amount equal to the sum of (a) Consolidated Net Income for such Four-Quarter Period plus(b) to the extent deducted in determining Consolidated Net Income for such Four-Quarter Period, (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation and amortization expenses, (iv) start-up costs related to the PHC Acquisition which include actual out-of-pocket third party professional fees (including only those professional fees and expenses paid to Prudential Insurance (not to exceed a total of $78,000), Smith Helms Mulliss & Moore, LLP, Dickinson Dees, Ernst & Young, and BB&T Capital Partners, LLC) and moving expenses for Chris Barclay and Lynda Barr (such moving expenses not to exceed $125,000 in the aggregate), only to the extent such start-up costs are not capitalized in accordance with GAAP and (v) extraordinary items determined in accordance with GAAP in each case for such Four-Quarter Period.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any preceding Four-Quarter Period of the Borrower determined on a consolidated basis in accordance with GAAP, the ratio of (i) the difference of Consolidated EBITDA for such Four-Quarter Period less, cash taxes paid by the Borrower during such Four-Quarter Period to (ii) Consolidated Fixed Charges.

        "Consolidated Fixed Charges" shall mean, for the Borrower and its Subsidiaries for any preceding Four-Quarter Period determined on a consolidated basis in accordance with GAAP, the sum (without duplication) of (a) principal payments (excluding the Initial Mandatory Prepayment) of Indebtedness scheduled to be paid during such Four-Quarter Period, (b) Consolidated Interest Expense for such Four-Quarter Period and (c) Capital Expenditures for such Four-Quarter Period.

        "Consolidated Funded Debt" shall mean, as of any date of determination for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, all Indebtedness of the Borrower and its Subsidiaries that would be reflected on a consolidated balance sheet of the Borrower prepared in accordance with GAAP as of such date.

        "Consolidated Interest Expense" shall mean, for the Borrower and its Subsidiaries for any preceding Four-Quarter Period determined on a consolidated basis in accordance with GAAP, the sum of (i) total cash interest expense due, including without limitation the interest component of any payments in respect of Capital Leases Obligations capitalized or expensed during such Four-Quarter Period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) under Hedging Agreements permitted by Section 7.11 designed to protect against interest rate fluctuations during such Four-Quarter Period (whether or not actually paid or received during such period).

        "Consolidated Leverage Ratio" shall mean, for the Borrower and its Subsidiaries for any preceding Four-Quarter Period determined on a consolidated basis in accordance with GAAP, the ratio of (i) Consolidated Funded Debt as of the end of such Four-Quarter Period, less the Pro Rata Adjustment, to (ii) Consolidated EBITDA for such Four-Quarter Period. For purposes of this section, "Pro Rata Adjustment" means, for each of the four fiscal quarters ending on or after the date of a Material Acquisition, the amount of Acquisition Debt incurred in connection with such Material Acquisition multiplied by 100% for the first such fiscal quarter end, 75% for the second such fiscal quarter end, 50% for the third such fiscal quarter end, and 25% for such fourth fiscal quarter end.

        "Consolidated Net Income" shall mean, for the Borrower and its Subsidiaries for any preceding Four-Quarter Period determined on a consolidated basis in accordance with GAAP, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary items, and (ii) any costs attributable to the write-up of Inventory for purchase accounting which will be required on the Closing Date.

        "Consolidated Net Worth" shall mean, as of any date of determination for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, the sum of: (a) the amount of Capital Stock, (b) the amount of retained earnings (or in case of an accumulated deficit, minus the amount of such deficit), (c) the cost of treasury shares (without duplication of deductions in respect of items already deducted in arriving at retained earnings), and (d) the amount of accrued dividends, to the extent deducted from retained earnings.

        "Contract" means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

        "Control" shall mean the power, directly or indirectly, either to (i) vote 5% or more of securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms "Controlling", "Controlled", "Controlled by", and "under common Control with" have meanings correlative thereto.

        "Debenture" shall mean the Debenture made by the UK Subsidiary in favor of Cascade (UK) Limited and Lender on or about the date hereof, as such agreement may be amended or supplemented by the parties from time to time.

        "Default" shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

        "Default Interest" shall have the meaning set forth in Section 2.4(b).

        "Deposit Accounts" shall have the meaning assigned to such term in the Oregon UCC, as amended.

        "Documents" shall have the meaning assigned to such term in the Oregon UCC, as amended.

        "Dollar(s)" and the sign "$" shall mean lawful money of the United States of America.

        "Electronic Chattel Paper" shall have the meaning assigned to such term in the Oregon UCC, as amended.

        "Environmental Actions" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of Borrower or any predecessor in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower or any predecessor in interest.

        "Environmental Laws" shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

        "Environmental Liability" shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation, costs of any Remedial Action, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing, or (f) otherwise related to any Environmental Action.

        "Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities.

        "Equipment" shall have the meaning assigned to such term in the Oregon UCC, as amended.

        "Event of Default" shall have the meaning provided in Article VIII.

        "Excluded Taxes" shall mean with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located.

        "Fixtures" shall have the meaning assigned to such term in the Oregon UCC, as amended.

        "Four-Quarter Period" means any four consecutive full fiscal quarters of the Borrower which taken together shall be treated as one accounting period.

        "GAAP" shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.2.

        "General Intangibles" shall have the meaning assigned to such term in the Oregon UCC, as amended.

        "Goods" shall have the meaning assigned to such term in the Oregon UCC, as amended.

        "Governmental Authority" shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

        "Guaranty" of or by any Person (the "guarantor") shall mean any obligation, contingent or otherwise, of the guarantor guarantying or having the economic effect of guarantying any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term "Guaranty" shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guaranty is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term "Guaranty" used as a verb has a corresponding meaning

        "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

        "Hedging Agreements" shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity agreements and other similar agreements or arrangements entered into by the Borrower or any Subsidiary.

        "Indebtedness" of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business, which in no event shall exceed 90 days from the date of invoice), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guaranties of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person, and (x) Off-Balance Sheet Liabilities. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefore.

        "Indemnified Taxes" shall mean Taxes other than Excluded Taxes.

        "Independent Public Accountants" shall mean the independent public accounting firm selected by the Borrowers to perform the annual audit required under Section 6.1(a) of this Agreement. The firm selected must be one of the "Big Five" accounting firms or a firm resulting from the merger or two of the "Big Five" accounting firms.

        "Initial Advance" shall mean an amount of the Term Loan equal to $4,250,000 to be advanced on the Closing Date.

        "Initial Mandatory Prepayment" has the meaning given to such term in Section 2.2(b)(i)

        "Initial Mandatory Prepayment Amount" shall mean the aggregate amount of Supplemental Advances outstanding as of any date of determination.

        "Instruments" shall have the meaning assigned to such term in the Oregon UCC, as amended.

        "Inventory" shall have the meaning assigned to such term in the Oregon UCC, as amended.

        "Investment Property" shall have the meaning assigned to such term in the Oregon UCC, as amended.

        "Landlord Consent" shall mean that certain Landlord Agreement and Estoppel Statement dated as of the date hereof relating to the Borrower's leased US Facility, by and among the Borrower, the Lender and the landlord party to the US Facility Lease, as such agreement may be amended, supplemented or replaced from time to time.

        "Lender Change of Control" means (i) a merger, consolidation, or other corporate reorganization of the Lender or (ii) the sale, transfer, or other disposition of substantially all of the assets of the Lender to a Person succeeding to the obligations of the Lender hereunder.

        "Lender Expenses" means all (i) costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or incurred by Lender, (ii) reasonable fees or charges paid or incurred by Lender in connection with Lender's transactions with Borrower, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement), real estate surveys, real estate title policies and endorsements, and environmental audits, (iii) reasonable costs and expenses incurred by Lender in the disbursement of funds to Borrower (by wire transfer or otherwise), (iv) charges paid or incurred by Lender resulting from the dishonor of checks, (v) reasonable costs and expenses paid or incurred by Lender to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (vi) audit fees and expenses of Lender incurred after June 30, 2002 related to audit examinations of the Borrower's Books, accounts receivable and inventory balances, in an aggregate amount not in excess of $10,000 per year during any period in which any balance of principal or interest remains owing on the Initial Mandatory Prepayment, however, if an Event of Default has occurred or is continuing Lender Expenses will include all fees and out-of-pocket expenses associated with auditing Borrower's Books and inventory balances, inspecting Collateral, or other steps reasonably intended to protect Lender's security, (vii) reasonable costs and expenses of third party claims or any other suit paid or incurred by Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Lender's relationship with Borrower, (viii) Lender's reasonable out-of-pocket fees and expenses (including attorneys and accountants fees) incurred in administering and amending the Loan Documents, and (ix) Lender's reasonable fees and expenses (including attorneys fees) incurred in terminating, enforcing (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral; provided, however, Lender Expenses shall not include any cost or expenses incurred prior to the Closing Date.

        "Letter of Credit Rights" shall have the meaning assigned to such term in the Oregon UCC, as amended.

        "Lien" shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

        "Loan Documents" shall mean, collectively, this Agreement, the Term Loan Agreement (UK Facility), the Term Note, the Debenture, the UK Debt Guaranty, the Subsidiary Guaranty Agreement, the Pledge Agreement, the Assignment of Material Contracts, the Landlord Consent and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

        "Loan Parties" shall mean the Borrower and each Subsidiary executing a Subsidiary Guaranty Agreement.

        "Loan" shall mean Term Loan.

        "Material Acquisition" means any Acquisition for which the Acquisition Debt exceeds $1,000,000.

        "Material Adverse Effect" shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, or liabilities of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, which obligations are material singularly or in the aggregate, (iii) the rights and remedies of the Lender under any of the Loan Documents, (iv) the legality, validity or enforceability of any of the Loan Documents, or (v) the priority or enforceability of the Lender's Lien on any portion of the Collateral reasonably valued at $100,000 or more in the aggregate.

        "Material Contracts" shall mean any Contract (other than Loan Documents and Revolving Debt) that (a) obligates the Borrower to pay an amount of $100,000 or more, (b) contains a real property lease related to the US Facility, or (c) represents a Contract upon which Borrower's business or operations is substantially dependent or is otherwise material to Borrower's business or operations.

        "Maturity Date" shall mean the earlier of (i) April 30, 2007 or (ii) the date on which the principal amount of the Term Loan has been declared or automatically have become due and payable (whether by acceleration or otherwise).

        "Maximum Supplemental Advance Amount" shall mean an amount equal to the lesser of (i) $1,250,000 or (ii) 75% of the amount of Trade Accounts.

        "Net Proceeds" means cash payments received by the Borrower from any disposition of assets (including any cash payments received pursuant to any note or other debt security received in connection with such disposition) as and when received, net of (i) all legal fees and expenses and other fees and expenses paid to third parties and incurred in connection therewith, (ii) all taxes required to be paid or accrued as a consequence of such sale and (iii) amounts applied to repayment of Indebtedness (other than Obligations) secured by a Lien on the asset or property disposed.

        "Note" shall mean the Term Note.

        "Obligations" shall mean all amounts owing by the Borrower to the Lender pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including Lender Expenses and all fees and expenses of counsel to the Lender incurred pursuant to this Agreement or any other Loan Document), all whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof.

        "Off-Balance Sheet Liabilities" of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable (or payment intangibles) sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions which do not create a liability on the balance sheet of such Person, (iii) any liability of such Person under any so-called "synthetic" lease transaction or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

        "Other Taxes" shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

        "PHC Acquisition" has the meaning given to such term in the first recital of this Agreement.

        "Payment Office" shall mean the office of the Lender located at 2201 NE 201st Avenue, Fairview, Oregon 97024-9718, or such other location as to which the Lender shall have given written notice to the Borrower.

        "Permitted Encumbrances" shall mean

          (a)  Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

          (b)  statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

          (c)  pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

          (d)  deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

          (e)  judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP; and

          (f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole or render title to the property unmarketable;

provided, that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

        "Permitted Investments" shall mean:

            (i)  direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

          (ii)  commercial paper rated A1 or better or P1 by S&P or Moody's and in either case maturing within six months from the date of acquisition thereof;

          (iii)  certificates of deposit, bankers' acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

          (iv)  fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and

          (v)  mutual funds, organized under the laws of the United States or any State thereof, investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above.

        "Person" shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

        "Pledge Agreement" shall mean the Pledge Agreement, substantially in the form of Exhibit C, made by the Borrower in favor of the Lender, as such agreement may be amended, supplemented or replaced from time to time.

        "Prime Rate" shall mean for any day the highest of the rates quoted as the "Prime Rate" in the column entitled "Money Rates" published in The Wall Street Journal on the last Business Day of the calendar month ended most recently prior to such day. In the event The Wall Street Journal does not quote a "Prime Rate," the Prime Rate is the rate quoted as the "Prime Rate" in a national financial publication designated by Lender. In the event a "Prime Rate" is not quoted on the last Business Day of a calendar month, the Prime Rate shall be the "Prime Rate" quoted on the most recent Business Day preceding the last Business Day of such month. The Prime Rate shall be adjusted monthly on the first Business Day of each month.

        "Proceeds" shall have the meaning assigned to such term in the Oregon UCC, as amended.

        "Purchase Agreement" shall mean that certain Asset Purchase Agreement dated January 15, 2002, by and between the Borrower, the Lender, Cascade Hydraulic Cylinders, Inc., Cascade (UK) Limited and Precision Hydraulic Cylinders (UK) Limited, as such agreement may be amended, supplemented or replaced from time to time.

        "Qualified Asset Disposition" means any disposition of assets of the Borrower or any Subsidiary, other than those set forth in Section 7.8(a) through (d), the proceeds of which are hereby assigned and will be paid to the Lender in accordance with Section 2.2(b)(ii).

        "Real Property" means any estates or interests in real property, including the US Facility Lease and any other lease rights, now owned or hereafter acquired by Borrower and the improvements thereto.

        "Related Parties" shall mean, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

        "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

        "Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC sec. 9601.

        "Responsible Officer" shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Lender.

        "Restricted Payment" shall have the meaning set forth in Section 7.7.

        "Revolving Debt" means (a) the revolving loans provided to the Borrower pursuant to a credit agreement, or other similar financing such as factoring arrangements or securitization related to the Trade Accounts, such other financing to be in a form reasonably acceptable to the Lender, and any amendment, renewal, supplement, replacement, or refinancing of such revolving facility and (b) the revolving loans provided to the UK Subsidiary pursuant to a credit agreement, or other similar financing such as factoring arrangements or securitization related to the Trade Accounts (as that term is defined in the Term Loan Agreement (UK Facility)), such other financing to be in a form reasonably acceptable to the Lender, and any amendment, renewal, supplement, replacement, or refinancing of such revolving facility.

        "Subsidiary" shall mean, with respect to any Person (the "parent"), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to "Subsidiary" hereunder shall mean a Subsidiary of the Borrower.

        "Subsidiary Guaranty Agreement" shall mean the Subsidiary Guaranty Agreement, substantially in the form of Exhibit B, made by each current and future domestic Subsidiary in favor or the Lender, as each such agreement may be amended, supplemented or replaced from time to time.

        "Supplemental Advances" shall mean the advances of the Term Loan, other than the Initial Advance, made during the Availability Period in accordance with Section 2.1(b) in an aggregate amount not to exceed the Maximum Supplemental Advance Amount.

        "Supporting Obligations" shall have the meaning assigned to such term in the Oregon UCC, as amended.

        "Taxes" shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

        "Term Loan" shall have the meaning set forth in Section 2.1.

        "Term Loan Agreement (UK Facility)" shall mean the Term Loan Agreement (UK Facility) executed by Cascade (UK) Limited and the UK Subsidiary on or about the date hereof, as such agreement may be amended or supplemented by the parties from time to time.

        "Term Loan Commitment" shall mean, with respect to the Lender, the obligation of the Lender to make the Term Loan hereunder, in a principal amount not exceeding the sum of (i) the Initial Advance and (ii) the Maximum Supplemental Advance Amount.

        "Term Note" shall mean the Term Note of the Borrower payable to the order of the Lender, in substantially the form of Exhibit A attached hereto.

        "Trade Accounts" shall mean all of Borrower's now owned or hereafter acquired right, title, and interest in Accounts related to or arising from the sale of Inventory to Borrower's customers in the ordinary course of business.

        "UCC" shall mean the Uniform Commercial Code in effect in the State of Oregon, as amended.

        "UK Debt Guaranty" means the guaranty agreement executed by Borrower on or about the date hereof, as such agreement may be amended, supplemented, or replaced from time to time, in which Borrower guaranties all obligations of the UK Subsidiary arising under the Term Loan Agreement (UK Facility).

        "UK Subsidiary" means Precision Hydraulic Cylinders (UK) Limited.

        "UK Term Debt" means the term loan in the amount of £5,173,127 made by Cascade (UK) Limited to UK Subsidiary on or about the date hereof pursuant to the Term Loan Agreement (UK Facility).

        "US Facility" means the Borrower's manufacturing facility and chief executive offices located at 196 North Highway 41 in Beulaville, North Carolina.

        "US Facility Lease" shall mean that certain lease dated as of November, 1997 relating to the US Facility by and between Cascade Hydraulic Cylinders, Inc. and Emmett E. Wickline, Josephine C. Wickline, and Wickline Industries, Inc., as such agreement may be amended, supplemented or replaced from time to time.

        Section 1.2    Accounting Terms and Determination.    Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by the Borrower's Independent Public Accountants) with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 6.1(a). Unless otherwise specified, all Dollar amounts provided in any warranty or covenant of this Agreement shall be determined on a consolidated basis for Borrower and its Subsidiaries.

        Section 1.3    Terms Generally.    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the word "to" means "to but excluding". Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person's successors and permitted assigns, (iii) the words "hereof", "herein" and "hereunder" and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Lender's principal office, unless otherwise indicated.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

        Section 2.1    Term Loan.

          (a)  Subject to the terms and conditions set forth herein, the Lender agrees to make a term loan to the Borrower up to an aggregate principal amount not to exceed the Term Loan Commitment consisting of (i) the Initial Advance on the Closing Date, and (ii) during the Availability Period, one or more Supplemental Advances in accordance with Section 2.1(b) below (the "Term Loan"); provided, that if for any reason the full amount of the Term Loan Commitment is not fully drawn during the Availability Period, the undrawn portion thereof shall automatically be cancelled. The execution and delivery of this Agreement by the Borrower and the satisfaction of all conditions precedent pursuant to Section 4.1 shall be deemed to constitute the Borrower's request to borrow the Initial Advance on the Closing Date.

          (b)  The Borrower may request and the Lender shall make available during the Availability Period in accordance with the terms hereof, Supplemental Advances up to the Maximum Supplemental Advance Amount. The Borrower shall give the Lender written notice (or telephonic notice promptly confirmed in writing) of each Supplemental Advance (an "Advance Notice") prior to 5:00 p.m. ten (10) days prior to the requested date of each such Supplemental Advance. Each such Advance Notice shall be irrevocable and shall specify the principal amount to be advanced, the proposed date of such advance (which shall be a Business Day) and the wire instructions pursuant to which such Supplemental Advance is to be made. The principal amount of Supplemental Advance shall be not less than $100,000 or a larger multiple of $100,000. The Borrower may deliver and the Lender shall honor no more than four (4) Advance Notices during the first fiscal quarter of the Borrower following the Closing Date, no more than two (2) Advance Notices during the second fiscal quarter of the Borrower following the Closing Date and thereafter, no more than one (1) Advance Notice during each fiscal quarter of the Borrower. Once repaid by Borrower pursuant to Section 2.2(b)(i), Supplemental Advances will not be re-advanced by Lender to Borrower hereunder.

          (c)  The Borrower's obligation to pay the principal of, and interest on, the Term Loan shall be evidenced by the records of the Lender and by the Term Note. The entries made in such records and/or on the schedule annexed to the Term Note shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of the Lender in maintaining or making entries into any such record or on such schedule or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loan (both principal and unpaid accrued interest) in accordance with the terms of this Agreement.

        Section 2.2    Repayment of Term Loan.

          (a)  The Borrower unconditionally promises to pay to the Lender the principal amount of the Term Loan in 17 consecutive quarterly installments (plus the Initial Mandatory Prepayment pursuant to Section 2.2(b)(i) below) payable on the last Business Day of each fiscal quarter commencing April 30, 2003 in the amounts set forth below, with a final installment on the Maturity Date in the amount of the aggregate unpaid principal balance of the Term Loan:

Quarter	Amount of Principal Payment
Each fiscal quarter ending on and after April 30, 2003 and prior to April 30, 2004	$87,500
Each fiscal quarter ending on and after April 30, 2004 and prior to April 30, 2005	$112,500
Each fiscal quarter ending on and after April 30, 2005 and prior to April 30, 2007	$162,500
Final payment on April 30, 2007	$2,150,000

          (b)  In addition to the required payments of principal of the Term Loan set forth in Section 2.2(a) and any optional payments of principal of the Loans effected under Section 2.3, the Borrower shall make the following required prepayments of the Term Loan, each such payment to be made to the Lender within the time period specified below:

              (i)  The Borrower shall make a prepayment of principal of the Term Loan in an amount equal to the Initial Mandatory Prepayment Amount, plus any interest or fees owing thereon (the "Initial Mandatory Prepayment"), on or prior to June 30, 2002. Upon timely receipt of the Initial Mandatory Prepayment, the Lender's Lien on all Inventory and Trade Accounts shall be automatically released and the Lender shall execute and deliver to the Borrower, at Borrower's sole cost and expense, all releases and amendments to existing financing statements as the Borrower may reasonably request to be filed with appropriate jurisdictions and governmental authorities to evidence the release of such Liens. The Lender hereby authorizes the Borrower to file all releases and amendments delivered pursuant to the terms of this Section. If Borrower fails to make the Initial Mandatory Prepayment on or before June 30, 2002, such failure shall not constitute a breach of this section, but such amount shall accrue interest at the Default Interest rate as provided in Section 2.4(b) until paid in full. Beginning July 1, 2002, Borrower shall pay on a monthly basis, on the last Business Day of each calendar month, any and all interest and fees accrued to date related to the Initial Mandatory Prepayment Amount. In no event shall the Initial Mandatory Prepayment be paid later than the following schedule of minimum payments:

      On or before January 31, 2003: 10% of the Initial Mandatory Prepayment Amount outstanding as of the last day of the Availability Period, plus any and all interest and fees accrued to date related to the Initial Mandatory Prepayment Amount;

      On or before April 30, 2003: 20% of the Initial Mandatory Prepayment Amount outstanding as of the last day of the Availability Period, plus any and all interest and fees accrued to date related to the Initial Mandatory Prepayment Amount;

      On or before July 31, 2003: 30% of the Initial Mandatory Prepayment Amount outstanding as of the last day of the Availability Period, plus any and all interest and fees accrued to date related to the Initial Mandatory Prepayment Amount;

      On or before October 31, 2003: 40% of the Initial Mandatory Prepayment Amount outstanding as of the last day of the Availability Period, plus any and all interest and fees accrued to date related to the Initial Mandatory Prepayment Amount;

      On or before January 31, 2004: 50% of the Initial Mandatory Prepayment Amount outstanding as of the last day of the Availability Period, plus any and all interest and fees accrued to date related to the Initial Mandatory Prepayment Amount;

      On or before April 30, 2004: 60% of the Initial Mandatory Prepayment Amount outstanding as of the last day of the Availability Period, plus any and all interest and fees accrued to date related to the Initial Mandatory Prepayment Amount;

      On or before July 31, 2004: 70% of the Initial Mandatory Prepayment Amount outstanding as of the last day of the Availability Period, plus any and all interest and fees accrued to date related to the Initial Mandatory Prepayment Amount;

      On or before October 31, 2004: 80% of the Initial Mandatory Prepayment Amount outstanding as of the last day of the Availability Period, plus any and all interest and fees accrued to date related to the Initial Mandatory Prepayment Amount;

      On or before January 31, 2005: 100% of any outstanding balance of the Initial Mandatory Prepayment Amount, plus any and all interest and fees related to the Initial Mandatory Prepayment Amount;

            (ii)  All Net Proceeds of any Qualified Asset Disposition are hereby assigned to the Lender and shall be payable directly to the Lender in an amount equal to one hundred percent (100%) of such Net Proceeds, such amount to be applied as a prepayment of the Term Loan of the Borrower. Each such prepayment must be received by Lender within fifteen (15) Business Days after the applicable sale, and payment must be received in good funds before Lender is obligated to release its Liens in such Collateral.

            (iii)  The Borrower shall make, or shall cause each applicable Subsidiary to make, a prepayment of the Term Loan in an amount equal to one hundred percent (100%) of the proceeds of any condemnation award or insurance award (excluding any business interruption award); provided, however, that to the extent no Event of Default has occurred and is continuing, no such prepayment shall be required with respect to proceeds which are reinvested by the Borrower in repair of any damaged property or in replacement property of approximately equivalent or greater value and utility as the property subject to such taking or loss within 90 days following receipt of such proceeds (the "Reinvestment Period"). Each such prepayment shall be made within one (1) Business Day of expiration of the Reinvestment Period if such proceeds are not reinvested by the Borrower as set forth above.

    All mandatory prepayments made pursuant to Section 2.2(b)(ii) and (iii) shall be applied to principal installments of the Term Loan in inverse order of maturity beginning with the last installment first, and after the Term Loan has been fully paid off and satisfied, such mandatory prepayments shall be applied to principal installments of the UK Term Debt in inverse order of maturity beginning with the last installment first.

        Section 2.3    Optional Prepayments.    The Borrower shall have the right at any time and from time to time to prepay any Loan, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Lender no later than one (1) Business Day prior to the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of the Loan to be prepaid. Such amount shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid. Each prepayment of the Term Loan pursuant to this Section 2.3 shall be applied to principal installments in inverse order of maturity beginning with the last installment first.

        Section 2.4    Interest on Loans.

          (a)  The Borrower shall pay interest on the Loan at the Prime Rate plus one percent (1.0%) per annum on the outstanding principal amount thereof.

          (b)  While an Event of Default exists or after acceleration, at the option of the Lender, the Borrower shall pay interest ("Default Interest") at the rate then applicable plus an additional 3% per annum.

          (c)  Interest on the principal amount of the Loans shall accrue from and including the date such Loan is made to but excluding the date of any repayment thereof. Interest on the outstanding amount of the Loan shall be payable in arrears on the last Business Day of each fiscal quarter, commencing on April 30, 2002, and on the Maturity Date.

          (d)  Interest hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day).

        Section 2.5    Payments Generally.    The Borrower shall make each payment required to be made by it hereunder prior to 12:00 noon, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. The receipt of any payment item by Lender shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Lender's Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. All payments shall be made to the Lender at its Payment Office or in accordance with wire transfer instructions as provided by Lender. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

        Section 2.6    Capitalize Interest and Lender Expenses.    Upon the occurrence, and during the continuation, of an Event of Default under this Agreement, Lender may capitalize and add to the principal balance of the Term Loan any unpaid interest, fees, or Lender Expenses. The parties hereby agree that in no event shall such capitalization constitute a waiver of the Event of Default nor prevent Lender from exercising any of the other rights and remedies it may have.

        Section 2.7    Application and Reversal of Payments.

          (a)  All payments shall be remitted to Lender and all such payments (other than payments received while no Default or Event of Default has occurred and is continuing and which relate to the payment of principal or interest with respect to the Notes or which relate to the payment of specific Obligations, including, but not limited to, the payment of specific fees), and all proceeds of Collateral received by Lender, shall be applied as follows:

              (i)  first, to pay any Lender Expenses then due to Lender under any Loan Documents, until paid in full,

            (ii)  second, to pay any fees then due to Lender under the Loan Documents, until paid in full,

            (iii)  third, to pay all accrued interest amounts due with respect to the Note, until paid in full,

            (iv)  fourth, to pay all principal amounts due with respect to the Note, until paid in full, and

            (v)  fifth, to pay any other Obligations, until paid in full.

          (b)  For purposes of the foregoing, "paid in full" means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any insolvency proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any insolvency proceeding.

          (c)  In the event of a direct conflict between the priority provisions of this Section 2.7 and other provisions contained in any other loan document, it is the intention of the parties that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.7 shall control and govern.

        Section 2.8    Late Fees.    If any payment of any principal or interest due from Borrower shall not be received by Lender at the Payment Address on the 15th Business Day after the date when due, Borrower shall pay to Lender a late charge, which charge shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter), equal to $5,000.00. The parties hereby agree that such late charge represents a fair and reasonable estimate of the cost that Lender will incur by reason of the late payment by Borrower and acceptance of such late charges by the Lender shall in no event constitute a waiver of Borrower's default with respect to such overdue amounts, nor prevent Lender from exercising any of the other rights and remedies it may have.

        Section 2.9    Transfer, Exchange and Replacement of Notes.    The holder of any Note or Notes may, prior to maturity or prepayment thereof, surrender such Note or Notes at the principal office of the Borrower for transfer or exchange to any financial institution or Affiliate of Lender, or for transfer or exchange to any other Person in connection with a Lender Change of Control. Within a reasonably time after notice to the Borrower from a holder of its intention to make such transfer or exchange, and without expense (other than transfer taxes, if any) to such holder, the Borrower shall issue in exchange therefor another Note or Notes, in such denominations as requested by the holder, for the same aggregate principal amount as the unpaid principal amount of the Note or Notes so surrendered and having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Note or Notes so surrendered. Each new Note shall be made payable to such Person or Persons, or assigns, as the holder of such surrendered Note or Notes may designate, and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom. Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Note, the Borrower will issue a new Note, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note.

ARTICLE III

COLLATERAL AND GUARANTIES

        Section 3.1    Description of Collateral.    The Borrower agrees that the Lender shall receive, as collateral security for the Obligations:

          (a)    a first lien on all Real Property of the Borrower; and

          (b)    a first priority security interest in all of Borrower's right, title, and interest in the Collateral.

        Section 3.2    Grant of Security Interest.    Borrower hereby grants to Lender a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Despite anything contained in this Agreement or any other Loan Document to the contrary, except for dispositions of assets permitted under Section 7.8, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral and will not sell or otherwise dispose, or offer or attempt to sell or otherwise dispose, of any item or portion of the Collateral.

        Section 3.3    Instruments and Documents.    Immediately upon the request of Lender, Borrower shall endorse and deliver physical possession of Instruments and Documents to Lender.

        Section 3.4    Collateral in the Possession of a Bailee.    If any goods are at any time in the possession of a bailee, the Borrower shall promptly notify the Lender thereof and, if requested by the Lender, shall promptly obtain a written acknowledgement from the bailee, in form and substance satisfactory to the Lender, that the bailee holds such Collateral for the benefit of the Lender and shall act upon the instructions of the Lender, without the further consent of the Borrower.

        Section 3.5    Electronic Chattel Paper and Transferable Records.    If the Borrower at any time holds or acquires an interest in any Electronic Chattel Paper or any "transferable record," as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in Oregon, the Borrower shall promptly notify the Lender thereof and, at the request of the Lender, shall take such action as the Lender may reasonably request to vest in the Lender control, under Section 9-105 of the Uniform Commercial Code, of such Electronic Chattel Paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.

        Section 3.6    Letter-of-credit Rights.    To the extent a letter-of-credit is included in Collateral, if the Borrower is at any time a beneficiary under a letter-of-credit now or hereafter issued in favor of the Borrower, the Borrower shall promptly notify the Lender thereof and, at the request and option of the Lender, the Borrower shall, pursuant to an agreement in form and substance satisfactory to the Lender, either (i) arrange for the issuer and any confirmer of such letter-of-credit to consent to an assignment to the Lender of the proceeds of any drawing under the letter-of-credit or (ii) arrange for the Lender to become the transferee beneficiary of the letter-of-credit.

        Section 3.7    Commercial Tort Claims.    If the Borrower shall at any time hold or acquire a commercial tort claim, the Borrower shall immediately notify the Lender in a writing signed by the Borrower of the brief details thereof and grant to the Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Lender.

        Section 3.8    Collection of Accounts, Chattel Paper, General Intangibles, and Instruments and Documents. At any time after the occurrence and during the continuation of an Event of Default but only for so long as the respective Accounts, Chattel Paper, General Intangibles, Instruments or Documents constitute Collateral, Lender or Lender's designee may (a) notify Account debtors of Borrower that the Accounts, Chattel Paper, General Intangibles, Instruments or Documents have been assigned to Lender or that Lender has a security interest therein, or (b) collect the Accounts, Chattel Paper, General Intangibles, Instruments or Documents directly and any collection costs and expenses incurred shall be on the account of Borrower. Borrower agrees that it will hold in trust for Lender, as Lender's trustee, any collections that it receives and immediately will deliver said collections to Lender in their original form as received by Borrower.

        Section 3.9    Further Action and Delivery of Additional Documentation Required.    Borrower hereby authorizes the Lender to file, at any time, without notice to Borrower, any and all financing statements and amendments thereto with respect to the Collateral described in this Agreement or in any amendment hereto in such filing offices as the Lender deems necessary and Borrower further hereby ratifies Borrower's authorization of the filing of all financing statements filed prior to the date of this Agreement. At any time upon the request of Lender, Borrower shall execute and deliver to Lender, any and all security agreements, pledges, assignments, endorsements of certificates of title, and all other documents (such instruments and documents, and the financing statements and amendments referred to above are hereafter collectively referred to as the "Additional Documents") that Lender may request in its discretion, in form and substance satisfactory to Lender, to perfect and continue perfected or better perfect the Lender's Liens in the Collateral (whether now owned or hereafter arising or acquired), to create and perfect Liens in favor of Lender in any Real Property, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, Borrower authorizes Lender to execute any such Additional Documents in Borrower's name and authorizes Lender to file such executed Additional Documents in any appropriate filing office. The Borrower further agrees to take any other action reasonably requested by the Lender to insure the attachment, perfection and first priority of, and the ability of the Lender to enforce, the Lender's security interest in any and all of the Collateral including, without limitation, (a) causing the Lender's name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Lender to enforce, the Lender's security interest in such Collateral, (b) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Lender to enforce, the Lender's security interest in such Collateral, (c) obtaining governmental and other third party consents and approvals, including without limitation any consent of any licensor, lessor or other person obligated on Collateral, (d) obtaining waivers from mortgagees and landlords in form and substance satisfactory to the Lender, (e) provide, on such periodic basis as Lender shall require, Lender with a report of all new patentable, copyrightable, or trademarkable materials acquired or generated by Borrower during the prior period, (f) cause all patents, copyrights, and trademarks acquired or generated by Borrower that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of Borrower's ownership thereof, (g) cause to be prepared, executed, and delivered to Lender supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder, and (h) taking all actions required by any versions of the Uniform Commercial Code or by other law, as applicable in any relevant Uniform Commercial Code jurisdiction, or by other law as applicable in any foreign jurisdiction.

        Section 3.10    Power of Attorney.    Borrower hereby irrevocably makes, constitutes, and appoints Lender (and any of Lender's officers, employees, or agents designated by Lender) as Borrower's true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 3.9, sign the name of Borrower on any of the documents described in Section 3.9, (b) at any time that an Event of Default has occurred and is continuing, sign

Borrower's name on any invoice or bill of lading relating to the Collateral and, if such Accounts are then part of the Collateral, drafts against Account debtors and notices to Account debtors, (c) send requests for verification of Accounts if such Accounts are then part of the Collateral, (d) at any time that an Event of Default has occurred and is continuing, endorse Borrower's name on any collection item that may come into Lender's possession, make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (e) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Collateral directly with Account debtors, for amounts and upon terms that Lender determines to be reasonable, and Lender may cause to be executed and delivered any documents and releases that Lender determines to be necessary. The appointment of Lender as Borrower's attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed. To the extent permitted by law, the Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. The powers conferred on the Lender hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Lender shall be accountable only for the amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to the Borrower for any act or failure to act, except for the Lender's own willful misconduct.

        Section 3.11    Expenses Incurred by Lender.    In its discretion, the Lender may discharge taxes and other encumbrances at any time levied or placed on any of the Collateral, make repairs thereto and pay any necessary filing fees or, if the debtor fails to do so, insurance premiums, all of which expenditures shall become part of the Obligations. The Borrower agrees to reimburse the Lender on demand for any and all expenditures so made. The Lender shall have no obligation to the Borrower to make any such expenditures, nor shall the making thereof relieve the Borrower of any default.

        Section 3.12    Lender's Obligations and Duties.    Anything herein to the contrary notwithstanding, the Borrower shall remain liable under each contract or agreement comprised in the Collateral to be observed or performed by the Borrower thereunder. The Lender shall not have any obligation or liability under any such contract or agreement by reason of or arising out of this Agreement or the receipt by the Lender of any payment relating to any of the Collateral, nor shall the Lender be obligated in any manner to perform any of the obligations of the Borrower under or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by the Lender in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to the Lender or to which the Lender may be entitled at any time or times. The Lender's sole duty with respect to the custody, safe keeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code of the State or otherwise, shall be to deal with such Collateral in the same manner as the Lender deals with similar property for its own account.

        Section 3.13    Control Agreements.    Borrower agrees that it will not transfer assets out of any "securities accounts" (as that term is defined in the Oregon Uniform Commercial Code), or Deposit Account unless each of Borrower, Lender and the substitute securities intermediary (or bank in the case of a Deposit Account) have entered into a control agreement, in form and substance satisfactory to Lender, executed and delivered by Borrower, Lender, and the applicable securities intermediary with respect to a securities account or bank with respect to a deposit account. No arrangement contemplated hereby or by any control agreement in respect of any securities accounts or other Investment Property or Deposit Account shall be modified by Borrower without the prior written consent of Lender. Upon the occurrence and during the continuance of a Default or Event of Default, Lender may notify any securities intermediary (or bank in the case of a Deposit Account) to liquidate the applicable securities account or any related Investment Property or Deposit Account maintained or held thereby and remit the proceeds thereof to the Lender's account.

        Section 3.14    Securities and Deposits.    The Lender may at any time following and during the continuance of an Event of Default, at its option, transfer to itself or any nominee any securities constituting Collateral, receive any income thereon and hold such income as additional Collateral or apply it to the Obligations. Whether or not any Obligations are due, the Lender may following and during the continuance of an Event of Default demand, sue for, collect, or make any settlement or compromise which it deems desirable with respect to the Collateral. Regardless of the adequacy of Collateral or any other security for the Obligations, any deposits or other sums at any time credited by or due from the Lender to the Borrower may at any time be applied to or set off against any of the Obligations.

        Section 3.15    Guaranty.    Payment of the Obligations shall be unconditionally guaranteed by each present and future domestic Subsidiary pursuant to, and as more specifically set forth in, the Subsidiary Guaranty Agreement.

        Section 3.16    Loan Documents.    The Borrower agrees to execute and deliver, or cause to be executed and delivered, all Loan Documents and other instruments, in form and substance satisfactory to the Lender and its counsel, necessary or desirable, in the opinion of such counsel, to evidence the Loans and to perfect and maintain continuously the security interests in and liens on the Collateral in favor of the Lender, at such time or times as the Lender requests.

ARTICLE IV

CONDITIONS PRECEDENT TO LOANS

        Section 4.1    Conditions To Effectiveness.    The obligations of the Lender to make the Term Loan hereunder is subject to the satisfaction of the following conditions:

          (a)    Documentation.    Receipt by the Lender of the following documents in form and substance reasonably satisfactory to the Lender:

              (i)  This Agreement duly executed and delivered by the Borrower.

            (ii)  The duly executed Note.

            (iii)  The duly executed Pledge Agreement, the Assignment of Material Contracts and the Landlord Consent.

            (iv)  A certificate of the Secretary or Assistant Secretary of each Loan Party that is an organization, attaching and certifying copies of its bylaws and of the resolutions of its boards of directors, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party.

            (v)  Certified copies of the articles of incorporation or other charter documents of each Loan Party that is an organization, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of incorporation of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation.

            (vi)  A favorable written opinion of Smith Helms Mulliss & Moore, L.L.P, counsel to the Borrower, addressed to the Lender, and covering such matters relating to the Borrower, the Loan Documents and the transactions contemplated therein as the Lender shall reasonably request.

          (vii)  A duly executed and delivered Certificate Regarding Solvency, dated the Closing Date and signed on the Borrower's behalf by its chief executive officer.

          (viii)  Copies of financing statements necessary to perfect the security interests of the Lender in the Collateral together with receipts evidencing the filing of such financing statements in all appropriate offices and jurisdictions.

            (ix)  Duly executed duplicate originals of such other documents, as appropriate, to secure the Lien of the Lender in the Collateral.

            (x)  Duly executed landlord and mortgagee waivers, consents and estoppel certificates as may in the Lender's sole judgment be necessary or desirable to protect the Lender's interest in the Collateral.

            (xi)  A certificate of insurance together with copies of all policies evidenced thereby showing that the insurance required by Section 6.8 of this Agreement has been obtained and that all equipment and tangible personal property constituting the Collateral has been insured against all risks required by the Lender in an amount and with insurers satisfactory to the Lender with loss payable to the Lender.

          (xii)  Such other documents as the Lender and its counsel may reasonably request.

        Section 4.2    Conditions to Supplemental Advances.    The obligations of the Lender to make any Supplemental Advance are subject to the satisfaction of the following conditions precedent on the relevant borrowing, conversion, continuation, issuance or extension date, as applicable:

          (a)    Continuation of Representations and Warranties.    The representations and warranties contained in this Agreement shall be true and correct on and as of such borrowing with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

          (b)    No Default.    No Event of Default shall have occurred hereunder or under any other Loan Document.

          (c)    Officer's Compliance Certificate; Additional Documents.    The Lender shall have received the current officer's compliance certificate and each additional document, instrument, or other item of information reasonably requested by the Lender.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

        The Borrower represents and warrants to the Lender as follows:

        Section 5.1    Existence; Power.    The Borrower and its Subsidiary (i) are duly organized, validly existing and in good standing as corporations under the laws of the jurisdictions of their organization, (ii) have all requisite power and authority to carry on their business as now conducted, and (iii) are duly qualified to do business, and in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

        Section 5.2    Organizational Power; Authorization.    The execution, delivery and performance by each Loan Party that is an organization of the Loan Documents to which it is a party are within such Loan Party's organizational powers and have been duly authorized by all necessary organizational, and if required, stockholder, action. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such

Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

        Section 5.3    Governmental Approvals; No Conflicts.    The execution, delivery and performance by the Borrower of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect or where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.

        Section 5.4    Subsidiaries.    As of the Closing Date, the Borrower does not have any Subsidiaries other than Precision Hydraulic Cylinders (UK) Limited.

        Section 5.5    Corporate History.    The Borrower and its Subsidiary are "shell" companies created solely for the purpose of acquiring certain assets of the Lender constituting its hydraulic cylinder division and, as of the moment immediately prior to consummation of the PHC Acquisition, neither the Borrower nor any Subsidiary has at any time conducted any business operations (other than with respect to organizational actions), held any assets, entered into any contract or agreement (other than the execution of deposit account agreements) or incurred any Indebtedness or obligation. The Borrower represents and warrants to the Lender as follows: (a) the Borrower's exact legal name is PRECISION HYDRAULIC CYLINDERS, INC., (b) the Borrower is a corporation organized under the laws of the State of North Carolina and is not organized under the laws of any other State, (c) the Borrower's organizational identification number is 0603589, and (d) the Borrower's principal place of business and mailing address is: 196 North Highway 41, Beulaville, North Carolina 28518.

        Section 5.6    Capitalization; Status of Capital Stock.    Borrower has a total authorized capitalization consisting of 1,000,000 shares of common stock, no par value, and 7,500,000 shares of preferred stock, of which there are issued and outstanding 147,352 shares of common stock and 5,335,000 shares of preferred stock. All the outstanding shares of common stock and preferred stock of Borrower have been duly authorized, are validly issued and are fully paid and nonassessable.

ARTICLE VI

AFFIRMATIVE COVENANTS

        The Borrower covenants and agrees that so long as the principal of and interest on any Loan or any fee remains unpaid:

        Section 6.1    Financial Statements and Other Information.    The Borrower will:

          (a)    deliver to the Lender, as soon as available and in any event within 105 days after the Closing Date, a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as of the Closing Date, in reasonable detail and reported on by the Borrower's Independent Public Accountants to the effect that such financial statements present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; furthermore, Borrower shall provide advance written notice to Lender so that

  Lender or its designated representative may be present during the performance of the Borrower's physical inventory;

          (b)    deliver to the Lender, as soon as available and in any event within 105 days after the end of each fiscal year of Borrower beginning January 31, 2003, a copy of the annual audited report for such fiscal year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, stockholders' equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and reported on by the Borrower's Independent Public Accountants to the effect that such financial statements present fairly in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries for such fiscal year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

          (c)    deliver to the Lender, as soon as available and in any event within 30 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter and the related unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower's previous fiscal year, all certified by the chief executive officer and chief financial officer of the Borrower as presenting fairly in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to the absence of footnotes;

          (d)    furnish to the Lender, at the time it furnishes each set of financial statements pursuant to paragraph (a), (b), or (c) above, a certificate of the Chief Executive Officer and Chief Financial Officer, substantially in the form of Exhibit E, certifying among of items that (i) no Event of Default under the Loan Documents has occurred or is continuing and that no default has occurred or is continuing with respect to any other Indebtedness of the Borrower (or, if any Event of Default or other default has occurred or is continuing, describing the same in reasonable detail and describing the action that the Borrower has taken or proposes to take with respect to such default) and (ii) setting forth in reasonable detail the computations necessary to determine whether the Borrower is in compliance with Sections 7.1, 7.2, 7.3, and 7.8 of this Agreement as of the end of the respective quarterly fiscal period or fiscal year;

          (e)    deliver to the Lender, promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

          (f)    cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax is being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lender with proof satisfactory to Lender indicating that Borrower has made such payments or deposits. Borrower shall deliver satisfactory evidence of payment, including certification by the Chief Executive Officer and Chief Financial Officer substantially in the form of Exhibit E, of applicable excise taxes in each jurisdictions in which Borrower is required to pay any such excise tax;

          (g)  deliver to the Lender, promptly following any request therefor, such other information regarding the results of operations and cash flows, business affairs and financial condition of the Borrower or any Subsidiary as the Lender may reasonably request; and

          (h)  deliver to the Lender, as soon as available and in any event within 30 days after the end of month, unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such month and related unaudited consolidated statements of income of the Borrower and its Subsidiaries for such month, setting forth in each case in comparative form the figures for the corresponding month and the corresponding portion of Borrower's previous fiscal year. In no case shall failure to timely deliver any information required under this Section 6.1(h) be deemed an Event of Default.

        Section 6.2    Notices of Material Events.    The Borrower will furnish to the Lender prompt written notice of the following:

          (a)  the occurrence of any Default or Event of Default;

          (b)  the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

          (c)  the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

        Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

        Section 6.3    Existence; Conduct of Business; Lease Renewal.    The Borrower covenants with the Lender that without providing at least 60 days prior written notice to the Lender, the Borrower will not change its name, type of organization, jurisdiction of organization or other legal structure, organizational identification number, place of business and chief executive office, or its mailing address. The Borrower will, and with respect to clause (a) below will cause each of its Subsidiaries to, (a) do or cause to be done all things necessary to avoid any Material Adverse Effect, fully perform and prevent breach of any Material Contracts (other than breach resulting from Borrower's compliance with Section 8.4(a)), and continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto, (b) maintain the US Facility as its chief executive office, (c) exercise in the affirmative all options to renew the US Facility Lease in accordance with its terms, and (d) pay when due all rents and other amounts payable under any leases to which Borrower is a party or by which Borrower's properties and assets are bound and comply at all times with the provisions of any such leases so as to prevent any loss or forfeiture thereof or thereunder.

        Section 6.4    Compliance with Laws, Etc.    The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its properties, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

        Section 6.5    Payment of Obligations.    The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

        Section 6.6    Books and Records.    The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Borrower in conformity with GAAP.

        Section 6.7    Visitation, Inspection, Etc.    The Borrower hereby permits, and will cause each of its Subsidiaries to permit, any representative of the Lender to enter upon Borrower's premises, visit and inspect its properties, to check, test, and appraise the Collateral, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Lender may reasonably request after reasonable prior notice to the Borrower.

        Section 6.8    Maintenance of Properties.    The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all Collateral in good working order and condition, excepting ordinary wear and tear and where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (b) keep the Collateral, to the extent not delivered to the Lender, in its current location and not remove the Collateral from such location without providing at least 60 days prior written notice to the Lender, and (c) pay promptly when due all taxes, assessments, governmental charges, tariffs and levies upon the Collateral or incurred in connection with the use or operation of such Collateral or incurred in connection with this Agreement.

        Section 6.9    Insurance.    At Borrower's expense, Borrower shall maintain insurance respecting its assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrower also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Lender and shall name Lender as first loss payee and first mortgagee. Borrower shall deliver copies of all such policies to Lender with a satisfactory lender's loss payable endorsement naming Lender as sole loss payee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever. Borrower shall give Lender prompt notice of any loss covered by such insurance. Adjustments of any losses payable under any such insurance policies in excess of $500,000 shall be subject to Lender's prior written consent. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Lender to be applied at the option of Lender either to the prepayment of the Obligations or shall be disbursed to Borrower under staged payment terms reasonably satisfactory to Lender for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items of property destroyed prior to such damage or destruction. Borrower will not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.9, unless Lender is included thereon as named insured with the loss payable to Lender under a lender's loss payable endorsement or its equivalent. Borrower immediately shall notify Lender whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Lender.

        Section 6.10    Environmental.    Borrower shall (a) keep any Real Property either owned, operated, or leased by Borrower free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Lender documentation of such compliance which Lender reasonably requests, (c) promptly notify Lender of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by Borrower and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly provide Lender with written notice within 10 days of the receipt of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Borrower, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against Borrower, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

        Section 6.11    Notices and Reports.    In addition to any other notices required to be given to the Lender, the Company shall promptly notify the Lender in writing of any charge, lien, security interest, claim or encumbrance (other than Permitted Liens) asserted against the Collateral that the Company has knowledge of, any litigation or claim asserted against the Collateral, any theft, loss, injury or similar incident involving the Collateral, and any other matter materially and adversely affecting the Collateral or the Lender's interest therein. The Company shall furnish such other reports, information and data regarding the Collateral as the Lender shall reasonably request from time to time.

        Section 6.12    Use of Proceeds.    The Borrower will use the proceeds of all Loans to finance the PHC Acquisition and for working capital and other general corporate purposes permitted by this Agreement.

        Section 6.13    Additional Subsidiaries.    Borrower has no power or authority, express or implied, to acquire or form, and may not acquire or form, any additional Subsidiaries without Lender's prior written consent. Borrower will not sell or otherwise dispose of any shares of capital stock of its Subsidiaries, except to Borrower, or permit any of its Subsidiaries to issue, sell or otherwise dispose of any shares of its capital stock or the capital stock of any of its Subsidiaries.

        Section 6.14    Board of Directors Visitation Rights.    Borrower will provide the Lender with notice of all meetings of the Board of Directors simultaneously with the providing of notice to members of the Board of Directors and the Lender shall be entitled to have a representative present at each such meeting. Any materials or records, including any minutes and records of action, provided to the Board of Directors shall simultaneously be provided to the Lender.

        Section 6.15    Disclosure Updates.    Promptly, and in no event later than 5 Business Days, after obtaining knowledge thereof, (a) notify Lender if any written information, exhibit, or report furnished to Lender contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and (b) correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement, filing, or recordation thereof.

        Section 6.16    Revolving Debt.    Any agreements executed by Borrower related to the Revolving Debt shall (a) provide that all notices to Borrower under the agreements be copied to Lender and (b) permit the Revolving Debt lender to assign to Lender the Revolving Debt, any related agreements, and any security interests granted to secure the Revolving Debt. In no event shall the aggregate amount of Revolving Debt exceed 85% of the amount of Trade Accounts and 45% of the amount of Inventory at any time. Upon discharge of the Revolving Debt or release of the Trade Accounts or Inventory securing the Revolving Debt by any means, the Lender's Lien on all such Inventory and Trade Accounts shall automatically reattach and shall secure all Obligations, and the Lender is hereby authorized to file such amended financing statements as are reasonably necessary to evidence or perfect such Lien. Borrower shall execute and deliver to the Lender, at Borrower's sole cost and expense, all documents and financing statements as the Lender may reasonably request to evidence and perfect such Lien.

ARTICLE VII

NEGATIVE COVENANTS

        The Borrower covenants and agrees that so long as the principal of or interest on the Loan remains unpaid or any fee remains unpaid:

        Section 7.1    Consolidated Leverage Ratio.    The Borrower will not permit the Consolidated Leverage Ratio for any preceding Four-Quarter Period of the Borrower to be greater than the ratio set forth below as of the end of such Four-Quarter Period:

Fiscal Quarter	Consolidated Leverage Ratio
Each of the Four-Quarter Periods ending on January 31, 2003 and April 30, 2003	5.00:1.0
Each Four-Quarter Period ending after April 30, 2003 and on or prior to April 30, 2004	4.50:1.0
Each Four-Quarter Period ending after April 30, 2004 and on or prior to April 30, 2005	4.00:1.0
Each Four-Quarter Period ending after April 30, 2005 and on or prior to April 30, 2006	3.25:1.0
Each Four-Quarter Period ending after April 30, 2006	2.50:1.0

        Section 7.2    Consolidated Fixed Charge Coverage Ratio.    The Borrower will not permit the Consolidated Fixed Charge Coverage Ratio for any preceding Four-Quarter Period of the Borrower to be less than the ratio set forth below as of the end of such Four-Quarter Period:

Fiscal Quarter	Fixed Charge Coverage Ratio
Each of the Four-Quarter Periods ending on January 31, 2003 and April 30, 2003	1.00:1.0
Each Four-Quarter Period ending after April 30, 2003 and on or prior to April 30, 2004	1.05:1.0
Each Four-Quarter Period ending after April 30, 2004 and on or prior to April 30, 2005	1.10:1.0
Each Four-Quarter Period ending after April 30, 2005 and on or prior to April 30, 2006	1.15:1.0
Each Four-Quarter Period ending after April 30, 2006	1.20:1.0

        Section 7.3    Indebtedness.    The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

          (a)  Obligations owing to the Lender;

          (b)  Indebtedness existing on the date hereof and set forth on Schedule 7.3 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

          (c)  Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets of secured by a Lien on any such assets prior to the acquisition thereof; provided, that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements or extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided further that any additional debt does not exceed the greater of (i) thirty percent (30%) of Consolidated Net Worth or (ii) $1,500,000;

          (d)  Indebtedness of any Subsidiary owing to the Borrower or any other Subsidiary;

          (e)  Guaranties by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary;

          (f)    the Revolving Debt and the UK Term Debt.

        Section 7.4    Negative Pledge.    The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired or, except:

          (a)  Liens created in favor of the Lender;

          (b)  Permitted Encumbrances;

          (c)  any Liens on any property or asset of the Borrower or any Subsidiary existing on the Closing Date set forth on Schedule 7.4; provided, that such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary;

          (d)  purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien secures Indebtedness permitted pursuant to Section 7.3(c), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

          (e)  Liens on Trade Accounts and Inventory securing the Revolving Debt and Liens on any assets securing the UK Term Debt.

        Section 7.5    Investments.    The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guaranty any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called "Investments"), except:

          (a)  the Borrower's Investment in the UK Subsidiary in connection with the PHC Acquisition, Investments in domestic Subsidiaries in compliance with Section 6.10, and loans and advances among the Borrower and its Subsidiaries, provided Lender's Lien remains in first priority;

          (b)  Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.5 (including Investments in Subsidiaries);

          (c)  Permitted Investments;

          (d)  advances (excluding loans for the sole purpose of any Capital Stock purchase, the proceeds of which are reinvested in Borrower or its Subsidiaries) to employees, officers or directors of the Borrower or any Subsidiary in the ordinary course of business for travel, relocation and related expenses in an aggregate outstanding amount not to exceed $100,000 at any time; and

          (e)  Hedging Agreements permitted by Section 7.11.

        Section 7.6    Fundamental Changes.    The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing any Subsidiary may merge into another Subsidiary. The Borrower will not, and will not permit any Subsidiary to, change the principal nature of its business.

        Section 7.7    Restricted Payments.    The Borrower will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of common stock or Indebtedness expressly subordinated to the Obligations of the Borrower or any options, warrants, or other rights to purchase such common stock or such Indebtedness, whether now or hereafter outstanding (each, a "Restricted Payment"), except for (i) dividends payable by the Borrower solely in shares of any class of its common stock, (ii) Restricted Payments made by any Subsidiary to the

Borrower or to another Subsidiary and (iii) cash redemptions, less than $175,000 individually and $400,000 in the aggregate, of the common stock of the Borrower owned by former employees (other than Christopher Barclay) of the Borrower and its Subsidiaries in accordance with shareholder agreements with respect to any capital stock of the Borrower; provided, that immediately prior to and immediately after such redemption no Default or Event of Default has occurred and is continuing at the time such redemption is made.

        Section 7.8    Sale of Assets.    The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's common stock to any Person other than the Borrower or any wholly-owned Subsidiary of the Borrower (or to qualify directors if required by applicable law), except:

          (a)  the sale or other disposition for fair market value of assets resulting in Net Proceeds in an aggregate amount not to exceed $375,000 during the life of this Agreement;

          (b)  the sale of inventory in the ordinary course of business;

          (c)  the sale of fixed assets or other equipment for fair market value, the Net Proceeds of which are invested in the purchase of replacement fixed assets or other equipment of equal or greater value within sixty (60) days of the sale thereof, provided Lender's Lien remains in first priority as to the replacement fixed assets or other equipment;

          (d)  the sale of Trade Accounts related to incurring the Revolving Debt; or

          (e)  Qualified Asset Dispositions not to exceed $250,000 individually and $500,000 in the aggregate without Lender's prior written consent.

        Provided no Event of Default exists on the date of any sale or disposition permitted hereunder, the Lender hereby releases its liens on any asset the sale or disposition of which is permitted hereunder, effective as of the date of such sale or disposition.

        Section 7.9    Transactions with Affiliates.    The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among the Borrower and the UK Subsidiary and (c) any Restricted Payment permitted by Section 7.7.

        Section 7.10    Restrictive Agreements.    The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its common stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guaranty Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and

(iv) clause (a) shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

        Section 7.11    Hedging Agreements.    The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business in accordance with the hedging policy attached as Exhibit D hereto, which policy shall not be modified or amended during the term of this Agreement, to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

        Section 7.12    Amendment to Material Documents.    The Borrower will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights in a manner materially adverse to the Lender under the US Facility Lease or its certificate of incorporation, bylaws or other organizational documents.

        Section 7.13    Accounting Changes.    The Borrower will not, and will not permit any Subsidiary to, make any change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any Subsidiary, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower. The Borrower's accounting and financial statements will reflect in the appropriate quarterly and annual period any changes in GAAP or the rules promulgated thereto. The Borrower and Lender agree to make appropriate modifications to covenants in this Agreement which are impacted by any changes in GAAP subsequent to the Closing Date. Such changes shall be agreed to by both parties acting in good faith.

        Section 7.14    Management Compensation.    The Borrower will not permit any cash or cash equivalent compensation paid to any manager, officer, or director of the Borrower or its Subsidiary to exceed (a) $400,000 in the aggregate for any calendar year in which Adjusted Income is zero or greater and (b) $225,000 in the aggregate for any calendar year in which Adjusted Income is less than zero. The Borrower will not permit any advances to employees, officers, or directors of the Borrower or its Subsidiary other than that which is reasonable and customary in the ordinary course of business.

        Section 7.15    Management.    The Borrower shall provide Lender with 30 days prior written notice before terminating, hiring, or otherwise making any material change in senior management, including the Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer.

ARTICLE VIII

EVENTS OF DEFAULT

        Section 8.1    Events of Default.    Any one or more of the following events shall constitute an event of default (each an "Event of Default") under this Agreement:

          (a)  the Borrower shall fail to pay any principal or interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days; or

          (b)  the Borrower shall fail to observe or perform any obligation, duty, covenant or agreement contained in any of the Loan Documents; or

          (c)  any judgment or order for the payment of money not covered by insurance, which causes the aggregate amount of such judgments to exceed $500,000, shall be rendered against the Borrower or any Subsidiary; or

          (d)  any provision of any Subsidiary Guaranty Agreement or any other Loan Document shall for any reason cease to be valid and binding on, or enforceable against, any Subsidiary party thereto, or any Subsidiary party thereto shall so state in writing, or any Subsidiary party thereto shall seek to terminate its Subsidiary Guaranty Agreement; or

          (e)  any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in this Agreement shall prove to be materially incorrect when made or deemed made; or

          (f)    any foreclosure, acceleration, or other remedial action shall commence, in each case relating to the Revolving Debt; or

          (g)  the Borrower or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

          (h)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 90 days or an order or decree approving or ordering any of the foregoing shall be entered; or

          (i)    if a notice of Lien, levy, or assessment is filed of record with respect to any of Borrower's or any of its Subsidiaries' assets by any Governmental Authority, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Borrower's or any of its Subsidiaries' assets and the same is not paid before such payment is delinquent or if a judgment or other claim becomes a Lien or encumbrance upon any material portion of Borrower's or any of its Subsidiaries' assets; or

          (j)    if there is a default in any material agreement to which Borrower or any of its Subsidiaries is a party; or

          (k)  if this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby or any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower, or a proceeding shall be commenced by Borrower, or by any Governmental Authority having jurisdiction over Borrower, seeking to establish the invalidity or unenforceability thereof, or Borrower shall deny that Borrower has any liability or obligation purported to be created under any Loan Document; or

          (l)    any Change of Control of the Borrower shall occur; or

          (m)  a reasonable basis shall exist for the assertion against the Borrower or any of its Subsidiaries (or there shall have been asserted against the Borrower or any of its Subsidiaries) any Environmental Liability (insofar as such liability is payable by the Borrower or any of its Subsidiaries after deducting any portion which is reasonably expected to be paid by other creditworthy Persons jointly and severally liable for such portion), which, in the judgment of the Lender is reasonably likely to be determined adversely to the Borrower or any of its Subsidiaries and the amount of such Environmental Liability is, singly or in the aggregate, reasonably likely to have a Material Adverse Effect; or

          (n)  the Borrower or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due.

        Section 8.2    Opportunity to Cure Events of Default.    With respect to any Events of Default arising out of any breach of Sections 7.1, 7.2, or 7.3, Lender may immediately pursue its rights and remedies under Section 8.4, but Borrower shall have 270 days to cure such Events of Default before Lender may pursue its rights and remedies under Section 8.3; provided, however, should Borrower fail to comply with Section 8.4 or breach that provision in any manner, any remaining cure period shall expire and Lender may immediately pursue its rights and remedies under Section 8.3. With respect to any Events of Default arising out of any breach of Sections 6.1, 6.3, 6.4, 6.6, 6.8, 6.9, 6.10, 6.11, 6.14, 6.15, and 6.16, Borrower shall have 30 days to cure such Events of Default before Lender may pursue its rights and remedies under Section 8.3. In all cases, the applicable period to cure Events of Default shall begin to run the date that Lender gives notice or Borrower becomes aware of such Event of Default. With respect to any other Events of Default under Section 8.1, specifically including without limitation Events of Default under Section 8.1(a), (f), (g), (h), and (l), Borrower shall have no opportunity to cure such Events of Default and Lender may immediately pursue its rights and remedies under Section 8.3.

        Section 8.3    Lender's Rights and Remedies.    Upon the occurrence, and during the continuation, of an Event of Default, and after expiration of the applicable period to cure such Event of Default provided in Section 8.2, if any period to cure is provided, Lender may at its election do any one or more of the following, all of which are hereby authorized by Borrower:

          (a)  Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

          (b)  Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Lender, but without affecting any of the Lender's Liens in the Collateral and without affecting the Obligations;

          (c)  Require Borrower to provide reports pursuant to Section 6.1(b) of this Agreement on a monthly basis, within 30 days after the end of each month, in addition to the quarterly reports required under that section.

          (d)  Settle or adjust disputes and claims directly with Account debtors (excepting Trade Accounts to the extent of any Lien on such Accounts securing the Revolving Debt) for amounts and upon terms which Lender considers advisable, and in such cases, Lender will credit Borrower's loan account with only the net amounts received by Lender in payment of such disputed Accounts after deducting all expenses incurred or expended in connection therewith;

          (e)  Without notice to or demand upon Borrower, make such payments and do such acts as Lender considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the personal property Collateral if Lender so requires, and to make that Collateral available to Lender at a place that Lender may designate. Borrower authorizes

  Lender to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Lender's determination appears to conflict with the Lender's Liens and to pay all expenses incurred in connection therewith and to charge Borrower's loan account therefor. With respect to any of Borrower's owned or leased premises, Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender's rights or remedies provided herein, at law, in equity, or otherwise;

          (f)    Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Lender, or (ii) Indebtedness at any time owing to, or for the credit or the account of, Borrower by Lender (excepting to the extent of any Lien on such Indebtedness securing the Revolving Debt);

          (g)  Hold, as cash collateral, any and all balances and deposits of Borrower held by Lender to secure the full and final repayment of all of the Obligations;

          (h)  Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Borrower hereby grants to Lender a license or other right to use, without charge, Borrower's labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Lender's benefit;

          (i)    Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Lender determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

          (j)    Lender shall give notice of the disposition of the Collateral as follows, with shall be deemed a commercially reasonable sale:

              (i)  Lender shall give Borrower a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made; and

            (ii)  The notice shall be personally delivered or mailed, postage prepaid, to Borrower at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

          (k)  Lender may credit bid and purchase at any public sale; and

          (l)    Lender may seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;

          (m)  Without limiting the generality of any rights and remedies conferred upon Lender, Lender may, to the full extent permitted by law: (i) enter upon Borrower's premises, exclude therefrom Borrower or any affiliate thereof, and take immediate possession of the Collateral, either personally or by means of a receiver appointed by a court of competent jurisdiction; (ii) use, operate, manage and control the Collateral in any lawful manner; (iii) collect and receive all rents, income, revenue, earnings, issues and profits therefrom; and (iv) maintain, repair, renovate, alter or remove the Collateral as Lender may determine in its discretion, and any monies so collected or received by Lender shall be applied to, or may be accumulated for application upon, satisfaction of the Obligations or any other sums owed by Borrower to Lender.

          (n)  Lender shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document; and

        Section 8.4    Lender's Rights and Remedies.    Upon the occurrence, and during the continuation, of any Events of Default arising out of any breach of Sections 7.1, 7.2, or 7.3, without regard to any period to cure such Event of Default provided in Section 8.2:

          (a)  Borrower will not, and will not permit any of its Subsidiaries to, expend on a consolidated basis more than $150,000 in the aggregate during any fiscal quarter (prorated from the date of the Event of Default), or $300,000 in the aggregate during any Four-Quarter Period (commencing on the date of the Event of Default), on Capital Expenditures;

          (b)  Borrower will not, and will not permit any of its Subsidiaries to, incur, assume, acquire, or create any additional Indebtedness;

          (c)  Borrower will provide reports pursuant to Section 6.1(b) and other operational and financial information on a monthly basis within 30 days after the end of each month, in addition to the quarterly reports required under that section, or more frequently as requested by Lender; and

          (d)  Borrower will provide a written plan, updates, and progress reports for restoring compliance with all requirements or covenants of this Agreement within 15 days after request by Lender;

        Section 8.5    Lender's Rights and Remedies.    Without limiting any of Borrower's other rights and remedies under this Agreement, upon the occurrence, and during the continuation, of any Events of Default arising out of any breach of Section 2.2(b)(i), and without regard to any period to cure such Event of Default provided in Section 8.2, Lender shall have the additional right to:

          (a)  Notify all Account debtors, or require Borrower to do the same, that the Accounts have been assigned to Lender and that any payments on such Accounts should be made to such address as Lender shall designate;

          (b)  Mark or stamp all invoices, or require Borrower to do the same, with a legend satisfactory to Lender so as to require that such invoices be paid directly to Lender or to such address as Lender shall designate; and/or

          (c)  Notify the post office authorities to change the address for delivery of mail of the Borrower to an address designated by Lender and to receive, open and dispose of all mail addressed to the Borrower.

        Borrower hereby irrevocably authorizes Lender to act as its agent to issue in the name and execute or endorse on behalf of Borrower each and every notice, instrument and document necessary to carry out the purposes of the provisions of this Section 8.5 and to take such action in connection with the collection of the Accounts, including, without limitation, suing thereon, compromising or adjusting the same, as Lender, in its sole discretion, deems necessary.

        Section 8.6    Suretyship Waivers by Company.    The Borrower waives demand, notice, notice of acceptance of this Agreement, notice of loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. With respect to both the Obligations and the Collateral, the Borrower assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of or failure to perfect any security interest in any Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Lender may deem advisable. The Lender shall have no duty as to the collection or protection of the Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof as set forth herein. The Borrower further waives any and all other suretyship defenses.

        Section 8.7    Marshalling.    The Lender shall not be required to marshal any present or future collateral security (including but not limited to this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising. To the extent that it lawfully may, the Borrower hereby agrees that it will not invoke any law relating to the marshalling of Collateral which might cause delay in or impede the enforcement of the Lender's rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Borrower hereby irrevocably waives the benefits of all such laws.

        Section 8.8    Proceeds of Dispositions; Expenses.    The Borrower shall pay on demand to Lender an amount sufficient to reimburse Lender for any and all Lender Expenses. After deducting all Lender Expenses, the residue of any proceeds of collection of the Obligations or sale of the Collateral shall, to the extent actually received in cash, be applied to the payment of the Obligations in such order or preference as the Lender may determine, proper allowance and provision being made for any Obligations not then due. Upon the final payment and satisfaction in full of all of the Obligations and after making any payments required or allowed by the Oregon Uniform Commercial Code, any excess shall be returned to the Borrower, and the Borrower shall remain liable for any deficiency in the payment of the Obligations.

        Section 8.9    Overdue Amounts.    Until paid, all amounts due and payable by the Borrower hereunder shall be a debt secured by the Collateral and shall bear, whether before or after judgment, interest at the rate of Default Interest set forth herein.

        Section 8.10    Lender's Remedies.    The rights and remedies of Lender under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.

ARTICLE IX

MISCELLANEOUS

        Section 9.1    Notices.

        (a)  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:	Precision Hydraulic Cylinders, Inc. 196 North Highway 41 Beulaville, North Carolina 28518 Attn: President Telecopy: (910) 298-0139
With a copy to:	Chief Financial Officer
With a copy to:	Smith Helms Mulliss & Moore, L.L.P. 201 N. Tryon Street Charlotte, NC 28202 Attn: Harrison L. Marshall, Jr. Telecopy: (704) 343-2300
To the Lender:	Cascade Corporation 2201 NE 201st Avenue Fairview, Oregon 97024-9718 Attn: Robert C. Warren, Jr. Telecopy: (503) 669-6716
With a copy to:	Joseph G. Pointer
With a copy to:	Newcomb, Sabin, Schwartz & Landsverk, LLP 111 SW Fifth Avenue, Suite 4040 Portland, Oregon 97204 Attn: Jack B. Schwartz Telecopy: (503) 228-5472

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered, upon delivery; provided, that notices delivered to the Lender shall not be effective until actually received by the Lender at its address specified in this Section 9.1.

        (b)  Any agreement of the Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Lender shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Lender of a confirmation which is at variance with the terms understood by the Lender to be contained in any such telephonic or facsimile notice.

        Section 9.2    Waiver; Amendments.

        (a)  No failure or delay by the Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Lender may have had notice or knowledge of such Default or Event of Default at the time.

        (b)  No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        Section 9.3    Expenses; Indemnification.

        (a)  The Borrower shall pay all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of counsel) incurred by the Lender in connection with the enforcement or protection of its rights after an Event of Default in connection with this Agreement, including its rights under this Section, or in connection with the Loan made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan.

        (b)  The Borrower shall indemnify the Lender and each Related Party of the Lender (each, an "Indemnitee") against, and hold each of them harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including any Lender Expenses and the fees, charges and disbursements of any counsel for any Indemnitee, which may be incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of any this Agreement or any other agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of any of the transactions contemplated hereby, (ii) any Loan or any actual or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned by the Borrower or any Subsidiary or any Environmental Liability related in any way to the Borrower or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that the Borrower shall not be obligated to indemnify any Indemnitee for any of the foregoing arising out of such Indemnitee's willful misconduct.

        (c)  All amounts due under this Section shall be payable promptly after written demand therefor.

        Section 9.4    Successors and Assigns.    Borrower may not assign, transfer, sublicense, or encumber any of its rights or obligations under this Agreement. A Change of Control of Borrower shall constitute an assignment. Lender may assign this Agreement or assign its rights under this Agreement without notice to any financial institution or Affiliate of Lender, or to any other Person in connection with a Lender Change of Control. Subject to the terms of this section, this Agreement will be binding upon and inure to the benefit of any successor or assignee.

        Section 9.5    Governing Law; Jurisdiction; Consent to Service of Process.

        (a)  This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of Oregon.

        (b)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Oregon State court or U.S. Federal court sitting in Portland, Oregon, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

        (c)  Each party hereto hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

        (d)  Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

        Section 9.6    WAIVER OF JURY TRIAL.    EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        Section 9.7    Counterparts; Integration.    This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Lender constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

        Section 9.8    Survival.    All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Loan, regardless of any investigation made by any such other party or on its behalf, and shall continue in full force and effect as long as Borrower remains indebted to Lender for any Obligations. The provisions of Section 9.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, the expiration or termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loan.

        Section 9.9    Severability.    Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        Section 9.10    Confidentiality.    The Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information designated in writing as confidential and provided to it by the Borrower or any Subsidiary, except that such information may be disclosed (i) to any Related Party of the Lender, including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Lender or any Related Party of the Lender on a nonconfidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and, or (vi) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

        Section 9.11    Interest Rate Limitation.    Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the "Charges"), shall exceed the maximum lawful rate of interest (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate.

(remainder of page left intentionally blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PRECISION HYDRAULIC CYLINDERS, INC.
By:	/s/ C. S. Barclay
Name: Christopher S. Barclay Title: President
CASCADE CORPORATION
By:	/s/ Richard S. Anderson
Name: Richard S. Anderson Title: Senior Vice President and Chief Financial Officer

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  Exhibit 2.2
TABLE OF CONTENTS
TERM LOAN AND SECURITY AGREEMENT
ARTICLE I DEFINITIONS; CONSTRUCTION
ARTICLE II AMOUNT AND TERMS OF THE COMMITMENTS
ARTICLE III COLLATERAL AND GUARANTIES
ARTICLE IV CONDITIONS PRECEDENT TO LOANS
ARTICLE V REPRESENTATIONS AND WARRANTIES
ARTICLE VI AFFIRMATIVE COVENANTS
ARTICLE VII NEGATIVE COVENANTS
ARTICLE VIII EVENTS OF DEFAULT
ARTICLE IX MISCELLANEOUS